EX-99.(p)(40)

PART I: CODE OF ETHICS

Halcyon Capital Management LP

And Affiliated Managers

April 2017

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I.	Statement of Ethics

A.	Principles of Ethical Behavior

Our reputation in the investment community with our clients and with those individuals and organizations with whom we have contact depends upon the trust and professionalism with which we conduct the affairs of Halcyon Capital Management LP (“HCM”) which, together with its affiliated management entities listed on Exhibit E (each, a “Management Company”), is referred to as “Halcyon.” Halcyon’s advisory clients are collectively referred to as the “Advisory Clients.” The Advisory Clients of Halcyon generally consist of (i) collective and single investor funds sponsored by Halcyon (“Halcyon Funds”), (ii) managed accounts and collective or single investor vehicles sponsored by third parties for which Halcyon acts as investment advisor (“Managed Accounts”), and (iii) collateralized loan or debt obligation vehicles (“CLOs”), in each instance including registered investment companies.

HCM is a Registered Investment Adviser with the U.S. Securities and Exchange Commission (the “SEC”). Certain of HCM’s direct and indirect subsidiaries, including, without limitation, Halcyon Event-Driven Management LP, Halcyon Loan Management LLC, Halcyon Loan Investment Management LLC, Halcyon Loan Investors LP, Halcyon Loan Advisors LP, Halcyon Neptuno II Management LLC, Halcyon Arbitrage Management LP (“HARB”), Halcyon Special Situations Management LP, Halcyon Credit Management LP, Halcyon Arbitrage UCITS Management LP, Halcyon Long Duration Recoveries Management LP, Halcyon European Asset Management LLP (“HEAM”) and Halcyon Loan Advisors (UK) LLP (“HLAUK”) are relying advisors under HCM’s SEC registration. Halcyon Arbitrage IC Management LP, a subsidiary of HARB, is also a Registered Investment Adviser with the SEC. HLAUK is authorized and regulated by the UK Financial Conduct Authority (the “FCA”).

The SEC, pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”)1 and the Investment Advisers Act of 1940 (the “Advisers Act”), requires all investment advisers registered with the SEC to adopt and implement written policies and procedures reasonably designed to prevent violations of the federal securities laws, and to review those policies and procedures annually for their adequacy and the effectiveness of their implementation. These rules are designed to protect investors by ensuring that advisers have internal programs designed to enhance compliance with the federal securities laws.

Any actions that would serve to erode feelings of trust and confidence are detrimental both to our reputation and to our ability to conduct our business in an orderly and profitable manner. The Code of Ethics applies to every Halcyon partner, member, employee and full-time consultant (collectively, “Employees”). You should note, moreover, that to the extent the provisions of this Code of Ethics are more restrictive than other policies, this Code of Ethics applies. In the event of any conflict between the terms of this Code of Ethics, on the one hand, and the terms of any written employment agreement or operating agreement entered into by and between the Employee and any Management Company, on the other hand, the terms of such employment agreement or operating agreement will control. Notwithstanding any such differences however, in all instances Employees must comply with relevant law.

[1]	One or more of the Management Companies may serve as investment adviser or sub-adviser to an investment company registered under the 1940 Act. In that event, any such Management Company would be subject to the 1940 Act, including Rule 17j-1 thereunder, with respect to such Registered Investment Company.

Employees who allow their actions to be guided by a narrow interpretation of the law, rather than by the law, the spirit of the law and sensitivity to best business and personal practices, run the risk of harming themselves as well as Halcyon. In an effort to guide you in your actions, Halcyon has adopted the Code of Ethics and Compliance Policies and Procedures that address many of the conflicts of interest that may arise in our business (collectively with the Employee Handbooks, the “Compliance Manual”). The Compliance Manual will be updated and amended as necessary by the Chief Legal Officer / Chief Compliance Officer, and material edits will be approved by the HCM Executive Committee.

The legal and compliance personnel of Halcyon (collectively, the “Legal and Compliance Department”) test and monitor Employees’ adherence to these policies on a regular basis, as appropriate in light of relevant facts and circumstances. However, no one set of policies and procedures will ever completely address every potential situation that may arise; accordingly, each Employee must apply high personal standards of integrity to all actions relevant to our business. Failure to apply such standards and to exercise good judgment, as well as other actions that constitute violations of the Code of Ethics, may result in the imposition of sanctions, including suspension or dismissal.

B.	The Fiduciary Duty

This Code of Ethics is based on the principle that you, as an Employee of Halcyon, owe a fiduciary duty to Halcyon and its Advisory Clients. This Code of Ethics applies to all “Access Persons.”2 Accordingly, you must avoid activities, interests, and relationships that might interfere or appear to interfere with making decisions in the best interests of the Advisory Clients, whose interests always are considered first and Halcyon’s, second.

At all times, you must abide by the following Rules of Conduct, any breach of which will be deemed to be material:

1. Place the interests of the Advisory Clients and their investors above your own personal interests. In other words, as a fiduciary you must scrupulously avoid serving your own personal interests ahead of the interests of our Advisory Clients.

2. Refrain from taking inappropriate advantage of your position. The receipt of investment opportunities, perquisites, excessive gifts, or entertainment from persons seeking business with Halcyon or the Advisory Clients could call into question the exercise of your independent judgment. You may not use the knowledge of Advisory Clients’ portfolio transactions to profit by the market effect of those transactions.

[2]	“Access Persons” means Employees, as well as any other persons so designated by the Chief Legal Officer / Chief Compliance Officer, who (i) have access to nonpublic information regarding Advisory Clients’ purchases or sales of securities, (ii) are involved in making securities recommendations to Advisory Clients, or (iii) have access to nonpublic recommendations or portfolio holdings.

3. Conduct all personal account transactions in full compliance with this Code of Ethics, including all preauthorization and reporting requirements.

4. Comply with all relevant U.S. federal, state, and foreign laws and regulations, including, among others, the Advisers Act, the Securities Exchange Act of 1934, the 1940 Act and the Financial Services Act 2012 (UK), as applicable.

5. Comply with any reasonable good faith request or instruction of the Chief Legal Officer / Chief Compliance Officer or Halcyon Executive Committee of the relevant Management Company to which you report concerning the furtherance of Halcyon’s enforcement of the Compliance Manual, and compliance with applicable laws and regulations. This includes the provision of all information and assistance requested of you by Halcyon in such regard.

6. Immediately report any breaches or potential breaches of the Compliance Manual to the Chief Legal Officer / Chief Compliance Officer or the Halcyon Executive Committee of the relevant Management Company to which you report and do not engage in any conduct to cover up or impede any investigation that may occur.

While Halcyon has not prohibited you and your families from developing personal investment programs, you must not take any action that could cause even the appearance that an unfair or improper action has been taken. Accordingly, you must follow the policies set forth in Section III “Personal Trading/Employee Investments” with respect to trading in any Employee or other account covered by these policies. Questionable situations will be resolved in favor of our Advisory Clients. Any questions concerning this Code of Ethics should be addressed to the Chief Legal Officer / Chief Compliance Officer. Technical compliance with the Code of Ethics’ procedures will not automatically insulate from scrutiny any actions that indicate an abuse or lapse of your fiduciary duties.

C.	Other Duties

1.	Confidentiality

All information relating to actual or potential investment intentions, activities, purchases/sales or portfolio composition of Halcyon or Advisory Clients is to be held in the strictest confidence. This confidentiality standard includes, in part, the strategic plans of Halcyon and any other nonpublic information the dissemination of which could prove detrimental to Halcyon. Additionally, Halcyon is committed to protecting the privacy and interests of limited partners, clients and investors pursuant to its obligations under the SEC’s Regulation S-P. Your obligation to hold confidential information, including information pertaining to Halcyon’s limited partners, clients and investors, in confidence and to refrain from disparaging Halcyon and the Advisory Clients will survive beyond your employment with Halcyon.3

[3]	Employees should be mindful of the fact that this confidentiality obligation extends not only to oral communications but also to written communications in any format, including, without limitation, communications via email, instant messages, sms text, phone calls, faxes, as well as communications submitted, sent, posted or otherwise shared through social and professional media sites (i.e., chat rooms, online seminars, blogs, video sites, Facebook, Twitter, LinkedIn, Instagram and scores of others)

It may be desirable to disclose confidential information such as the size of equity or debt positions to proxy solicitors, the issuing company, other investors, or investment bankers or other professionals involved in a transaction or other relevant persons or entities. Information on positions may not be provided to such entities without the approval of a Managing Principal4 or the Chief Legal Officer / Chief Compliance Officer. Disclosure of any other confidential information will require the approval of the relevant Executive Committee or of the Chief Legal Officer / Chief Compliance Officer, Chief Financial Officer or Director of Client Services. In addition, disclosure of information related to Advisory Clients that are registered as investment companies under the 1940 Act (each a “Registered Investment Company”) is subject to applicable Registered Investment Company policies, including without limitation, any Registered Investment Company Chief Legal Officer / Chief Compliance Officer approval or other requirements related to selective disclosure of portfolio information.

2.	Reporting Possible Violations of the Code of Ethics

Any Employee who has any concern or complaint regarding any compliance matter, possible or actual breach of the Compliance Manual, accounting or auditing matter, recording of information, record retention, conflict of interest, business ethics or any other matter concerning the honesty and integrity of Halcyon’s operations or policies, must report the matter to the Chief Legal Officer / Chief Compliance Officer as soon as possible. Submission of such information may be made in person, in writing, by phone, or reported via an ethics hotline (the “Ethics Hotline”), a specially designated telephone number that has been established for these reporting purposes.5 The concern or complaint may be made anonymously, and all reasonable efforts will be made to keep the information confidential.

All concerns and complaints will be addressed and investigated. Halcyon may take appropriate actions, including disciplinary action, including, where appropriate, dismissal. Any participant who intentionally misdirects, or otherwise improperly interferes with any such internal investigation, whether by providing false or misleading information or omitting facts, will also be subject to disciplinary action, up to and including discharge from employment.

Retaliation against any individual as a result of bringing forward such questions, concerns or complaints is strictly prohibited. Similarly, retaliation is prohibited against any individual who provides accurate information to any law enforcement or regulatory agency about the possible commission of any federal offense.6 Anyone who feels that he or she has been retaliated against or threatened with retaliation for these reasons should report the matter immediately to the Chief Legal Officer / Chief Compliance Officer or the Senior Corporate Counsel.

[4]	Managing Principals are those designated as such pursuant to their Employment Agreements or otherwise by the Operating Committee.
[5]	The Ethics Hotline number is (212) 796-3109.
[6]	Individuals are required to inform the Chief Legal Officer / Chief Compliance Officer of any such conduct first unless legally prohibited.

It is important to note that Halcyon holds and retains attorney-client privilege with respect to all compliance concerns and legal matters concerning Halcyon and Advisory Clients. Accordingly, the Chief Legal Officer / Chief Compliance Officer, Senior Corporate Counsel and any outside counsel represent Halcyon and/or Advisory Clients and not any Employee; for individual advice, an Employee should consult his or her own attorney at his or her own expense. Communications between an Employee and any attorney for Halcyon or Advisory Clients, including the Chief Legal Officer / Chief Compliance Officer, Senior Corporate Counsel or outside counsel, might not be kept confidential and may be reported to, among others, the relevant Executive Committee and relevant regulatory or law enforcement authorities.

3.	Reporting and Organizational Structure

The Chief Financial Officer exercises authority and responsibility for financial reporting, as well as margin and related matters for Halcyon. The Chief Legal Officer / Chief Compliance Officer is responsible for compliance matters relating to Halcyon. For purposes of compliance, including the enforcement of this Code of Ethics and the Compliance Policies and Procedures, the Chief Legal Officer / Chief Compliance Officer reports directly to the HCM Executive Committee. Any action to be taken pursuant to the Compliance Manual by the Chief Financial Officer, the Chief Legal Officer / Chief Compliance Officer and selected committees may be delegated by such officer or committee to one or more designees. A schedule of such designees is maintained by the Legal and Compliance Department.

4.	Compliance Program

After the start date of a new Employee, a compliance meeting will be held to reinforce his or her understanding of the Compliance Manual. Attendance is mandatory for any new Employee and optional for incumbent Employees, except as provided below. Employees are encouraged to raise compliance concerns or questions about specific policies or procedures. The Chief Legal Officer / Chief Compliance Officer will be responsible for organizing such meetings and conducting compliance training. A record of such training will be retained by the Chief Legal Officer / Chief Compliance Officer.

All Employees must attend a mandatory annual compliance meeting, the purpose of which is to (i) communicate and reinforce legal and regulatory developments related to Halcyon’s activities, (ii) emphasize related compliance and enforcement procedures, and (iii) provide a forum for such Employees to ask questions and to receive authoritative guidance.

Although the compliance meeting is held annually, additional training sessions are scheduled as warranted by emerging regulatory and compliance issues, or as needed to consider other relevant issues. Compliance meetings may occur in conjunction with the discussion of other matters; attendance for Employees will be mandatory or encouraged as issues dictate.

5.	Certifications

At the time an Employee becomes affiliated with Halcyon, he or she is required to execute an Initial Certification of Compliance confirming having received and read the Compliance Manual and agreeing to abide fully by the policies and procedures prescribed therein. See Exhibit A, Initial Certification of Compliance.

All Employees are required to execute an Annual Certification of Compliance as evidence of their continued obligations under the Compliance Manual. See Exhibit B, Annual Certification of Compliance.

6.	Annual Review

SEC Rule 206(4)-7 under the Advisers Act requires registered advisers to review, no less frequently than annually, the adequacy of the written policies and procedures and the effectiveness of their implementation. The SEC has stated that advisers, in designing policies and procedures, should identify conflicts and other compliance factors creating risk exposure in light of their particular operations and design policies and procedures addressing those risks. In examining Halcyon’s policies, the Chief Legal Officer / Chief Compliance Officer will take such relevant factors into account and will prepare a written report detailing the findings (the “Annual Review”). The Annual Review will be presented annually to the HCM Executive Committee and the independent directors of the offshore Halcyon Funds sponsored by Halcyon.

Any Management Company that serves as investment adviser or subadviser to a Registered Investment Company is subject to Rule 17j-1 under the 1940 Act, which requires that no less frequently than annually, such Management Company will provide to the board of directors of such Registered Investment Company a written report that: (i) describes any issues arising under the Code of Ethics since the last report to the board, including, but not limited to, information about material violations of the Code of Ethics and any sanctions imposed in response to the material violation; and (ii) certifies that the Management Company has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics. As applicable, the Chief Legal Officer / Chief Compliance Officer will work with a Registered Investment Company to provide this written report as necessary.

7.	Compliance Responsibilities: Related Individuals

Employees are personally responsible for ensuring that they, the members of their immediate families and those who reside in their personal households (See “Related Persons” in Section III: “Personal Trading/Employee Investments”) comply with the provisions and intent of this Code of Ethics.

II.	Protection of Material Nonpublic Information

A.	Introduction

Halcyon seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by our Advisory Clients represent something we value and that we will endeavor to pursue, protect and maintain. To further that mission, this policy sets forth procedures developed to prevent the misuse of material nonpublic information (“MNPI”) and other fraudulent or manipulative conduct in connection with transactions in securities. These procedures are designed to avoid a conflict of interest with our Advisory Clients and to facilitate compliance with other laws and regulations to which Halcyon is subject. By adopting this policy, Halcyon seeks to comply with the stringent requirements of relevant securities laws. The policy statement reinforces Halcyon’s commitment to avoiding even the appearance of impropriety in connection with transactions on behalf of Advisory Client accounts.

B.	Scope of Policy

No set of procedures is able to anticipate and address every situation that might give rise to a conflict of interest or constitute fraud. Therefore, this policy statement is drafted broadly; it will be applied and interpreted in a similar manner. Technical compliance with the procedures set forth in this policy statement is not sufficient. You also must comply with the spirit of the policy statement or face disciplinary actions, including possible dismissal. The policy applies to all Employees of Halcyon, and when determined by the Chief Legal Officer / Chief Compliance Officer, to certain Access Persons. The terms of the policy, as they relate to insider trading, also apply to the immediate families and those who reside in the personal households of such Employees (See Section III: “Personal Trading/Employee Investments” for a list of accounts construed as “Personal Accounts”).

The laws of insider trading, conflict of interests and fraud are unsettled; an individual may be legitimately uncertain about the application of these procedures. Often, a simple question may forestall disciplinary action or complex legal problems. Any questions must be directed to the Chief Legal Officer / Chief Compliance Officer or the Senior Corporate Counsel. Violations of this policy will be viewed severely and may provide grounds for disciplinary sanctions, including dismissal for cause.

C.	Insider Trading Ban

1.	Legal Considerations Related to Material Nonpublic Information

Insider trading is a serious concern for Halcyon. The trading of securities of companies while in possession of MNPI relating to those companies may subject Halcyon and their Employees to severe penalties under relevant law. Liability can also extend to an individual who “tips” another person about such information when that person, in turn, conducts securities transactions or tips another.

There are many potential sanctions for a person convicted of insider trading. In addition to requiring disgorgement of profits gained or losses avoided, the government typically seeks the imposition of a penalty. Additionally, the government also typically seeks a criminal fine, the payment of restitution and /or imprisonment.

Relevant securities laws also create a strong incentive for Halcyon to deter insider trading by Employees. Employers and all other “controlling persons,”7 may be held liable if they know of or recklessly disregard conduct by a controlled person leading to an insider trading violation. Such employers may face treble damages and criminal fines; employers may also be liable to private plaintiffs who possess enhanced civil remedies.

[7]	While the SEC does not define “controlling person” explicitly, it defines “control” as the power to direct the management and policies of a company.

Personnel who trade in violation of the Code of Ethics should not expect Halcyon to protect their interests.

2.	Prohibition

Halcyon prohibits Employees from trading securities and other financial instruments while in possession of relevant MNPI in violation of applicable law. This section outlines the standards by which information will be assessed in implementing the policy.

3.	Application of Prohibition

In general, the prohibition applies to trading securities or other financial instruments, including swaps, while in possession of MNPI or the solicitation or dissemination thereof. Insider information may be received as a result of a breach from a corporate insider or agent thereof, through misappropriation of information or through fraud. Further insider information may be received through a tip from one who has obtained the information through any of these means. A tip may be transferred from person to person to person and so on, and trading upon that information may still be forbidden regardless of how long the chain becomes. Accordingly, this policy applies equally with respect to all MNPI whether obtained from corporate insiders (i.e., chief financial officers or investor relations personnel), corporate agents (i.e., investment bankers or attorneys), financial services professionals (i.e., investment analysts or brokers), experts (i.e., consultants or lawyers), professional acquaintances (i.e., hedge fund analysts or private equity sponsors), personal acquaintances (i.e., family and friends) or any other source.

The prohibition may, in certain instances, not apply to transactions involving financial instruments other than securities (i.e., certain contractual claims and other instruments as set forth below in Section II.F: “Reporting Requirement – Restricted List”), though the determination as to whether such an exception may apply is complex. The prohibition may further not apply to MNPI that is lawfully obtained (i.e., through independent or lawful research) and where transacting on the basis thereof is otherwise lawful. Contemplated transactions pursuant to any such exceptions to the general rule must be considered by the Chief Legal Officer / Chief Compliance Officer or the Senior Corporate Counsel on a case-by-case basis prior to effecting the transaction.

4.	Information Presumed to Be “Material”

In general, information will be considered material if a reasonable investor would consider it important in deciding whether to purchase, sell or hold the securities of the company in question. Stated another way, information is considered material if it would alter the “total mix” of information available to the public. The materiality of information is a mixed question of law and fact. A major factor in determining whether information is material is the importance attached to it by those who know about it. Examples of material information may include projections, dividend information, earnings results, a significant merger or acquisition proposal, new product development and information related to a company’s position regarding its competitors.

5.	Information Presumed to Be “Nonpublic”

Nonpublic information refers to facts that are not generally available to investors in the marketplace. Nonpublic information may become public when disclosed to achieve a broad dissemination to the investing public generally and without favoring any special person or group, or when, although known only by a few persons, their trading on it has caused the information to be fully reflected into the price of the particular stock. In general, unless properly filed with the applicable regulatory authority, such as via S-1, 8K, etc. or disseminated broadly or widely known (in which case Halcyon would have access to such information in the ordinary course of business through existing channels), public information does not include:

•	Information received upon explicit condition of confidentiality;

•	Projected business plans or budgets;

•	Officer’s compliance certificate verifying financial covenant calculations;

•	Borrower no-default certificate;

•	Agent’s determination of borrowing base;

•	Auditor’s, consultant’s or adviser’s letters, or analysis or reports prepared for the lenders, the company’s board or its management; or

•	Information obtained as part of a lending syndicate or by virtue of a position on a creditor’s committee.

However, the analysis of whether information is nonpublic is a fact-specific inquiry in each instance. Inquiries concerning the public or nonpublic nature of any information should be directed to the Chief Legal Officer / Chief Compliance Officer prior to effectuating the transaction.

6.	Merger Situations

Situations involving public mergers, tender offers or activist situations often involve enhanced scrutiny by regulatory authorities. First, in the context of a merger, where information can be speculative and tenuous, the materiality standard may be difficult to apply and depends upon a balancing of both the indicated probability that the event will occur and the anticipated importance of the event in light of the totality of the company activity. Second, information may be nonpublic even though it does not reveal all the details of a potential deal – a corporate insider’s confirmation of information on which the financial press had speculated can satisfy the nonpublic requirement. Moreover, the “duty” prong of insider trading is not required for liability in certain of such situations. As a result, particular care should be taken where such a situation may exist. Inquiries concerning trading in merger situations should be directed to the Chief Legal Officer / Chief Compliance Officer prior to effecting the transaction.

7.	Foreign Jurisdictions

The laws and regulatory scheme in foreign jurisdictions may be less or more restrictive than in the U.S. Accordingly, particular care is required in connection with the use of information obtained as part of trades to be effected in foreign jurisdictions. Inquiries concerning applicable trading restrictions in foreign jurisdictions should be directed to the Chief Legal Officer / Chief Compliance Officer prior to effectuating the transaction.

D.	Preserving Proprietary and Material Nonpublic Information

1.	Restrictions on Disclosures

Employees are not permitted to disclose any nonpublic information relating to Halcyon or Advisory Clients, their investing activities or any public company, if that information was learned in the course of association with Halcyon or Advisory Clients (except as required or appropriately approved for a legitimate business purpose).

2.	Unauthorized Disclosure of Nonpublic Information

Employees who become aware of a leak - deliberate or otherwise - of nonpublic information relating to Halcyon or Advisory Clients or any company about which Halcyon or its Employees have acquired such nonpublic information must report the leak immediately to the Chief Legal Officer / Chief Compliance Officer. For purposes of this section, a “leak” will be defined to include any unauthorized disclosure to any person or entity outside Halcyon of nonpublic information about Halcyon, Advisory Clients or any company about which Halcyon or their Employees have acquired information.

E.	Fraud and Market Manipulation

Federal securities laws expressly prohibit engaging in fraudulent trading schemes designed to manipulate the price or trading activity of a particular security by, for example, creating a false or misleading appearance of active trading in a security, or for the purpose of artificially raising or lowering the price of a security, or knowingly passing on false information. These laws also cover the use of swaps, derivatives and other similar instruments for an improper purpose. All Employees are prohibited from engaging in any trading activities that could be viewed as fraudulent or manipulative.

F.	Reporting Requirement – Restricted List

1.	Obtaining Approval for Receiving Nonpublic Information

All Halcyon investment professionals are “public” employees or traders (each, a “Trader”) under Halcyon’s nonpublic information policy. Such employees, including our Traders and analysts from all of our strategies, are, unless designated by the Chief Legal Officer / Chief Compliance Officer, completely integrated and operate on the same side of the “Chinese Wall” under unified restricted lists, with no restrictions on communication between any of these individuals. The Chief Legal Officer / Chief Compliance Officer may, on a limited basis, designate individuals including those in the Legal and Compliance Department to at times operate on another side of a Chinese Wall. However, subject to the following procedures, Halcyon reserves the right to receive nonpublic information.

We make a careful, thoughtful, integrated decision initially about whether to receive nonpublic information concerning any particular security or bank loan or in connection with any other instance. Prior to receiving or otherwise obtaining or accessing any nonpublic information concerning any traded security (whether the source of the information is the issuer or any other source), approval must be obtained from (i) either the Chief Legal Officer / Chief Compliance

Officer or the Senior Corporate Counsel and (ii) one of the Chief Investment Officer of HCM or the Chief Risk Officer of HCM.8 No Employee may obtain MNPI concerning any traded security without such approval. Any questions as to whether nonpublic information is material or concerns any traded security should be directed to the Chief Legal Officer / Chief Compliance Officer or the Senior Corporate Counsel. Additionally, all new Employees are required to disclose to the Chief Legal Officer / Chief Compliance Officer all information regarding any company about which the new employee believes he or she has nonpublic information. The Chief Legal Officer / Chief Compliance Officer will conduct a review of the nonpublic information and make appropriate determinations about inclusion of such information within Halcyon’s Public Restricted List (the “Restricted List”), or its Private Issuer Database (the “Private Issuer Database”). For Private Information Disclosure, see Exhibit G hereto.

2.	Process for Placing Issuers on our Public Restricted List or our Private Issuer Database

Prior to receiving nonpublic information, including when requesting approval of a confidentiality agreement, Employees must send an email to the Chief Legal Officer / Chief Compliance Officer at “Compliance Group” (compliance@halcyonllc.com) providing answers to the following questions:

1. Do you have any reasonable, good faith basis to believe that the information you are receiving is material to any Issuer (any company or other entity with traded securities including private placement securities in any jurisdiction)? Relevant considerations include:

a. Is the company affiliated with an Issuer? For example, does it have a parent or subsidiary, or is it a joint venture partner of an Issuer?

b. Is the information material to any other Issuers, including those not affiliated with the source of the information? For example, are you receiving information from an Issuer (or a non-Issuer entity) that would be material to any of its competitors?

2a. If YES to Question 1, with respect to any Public Issuer (any Issuer with listed or registered securities, including Regulation S and Regulation D securities) have you obtained the approval of (i) either the Chief Legal Officer / Chief Compliance Officer or the Senior Corporate Counsel and (ii) one of the Chief Investment Officer of HCM or the Chief Risk Officer of HCM?

2b. If NO to Question 1, do you have any reasonable, good faith basis to believe that within the next 12 months the company is a candidate for going public, issuing traded high-yield debt, or being acquired by a public company or in a SPAC acquisition?

[8]	Further clarification of access to such information is contained in the Bank Loan Amendment Process section of the Compliance Policies and Procedures, regarding certain individuals’ access to private information for the purpose of voting on Bank Loan Amendments.

3. Please provide all relevant complete legal names (and, for public companies, tickers) for all companies, whether public or private, to which the information is material, so we may track for internal record-keeping (and if necessary, for the Restricted List).

4. Are we required to execute a confidentiality agreement in order to review the information? If so, please (i) provide the draft confidentiality agreement for review and filing and (ii) confirm that we will not stay on the “public side” of any data site (or other similar method of, or vehicle for, disclosing confidential information) related to such executed confidentiality agreement.

5. Confirm that, if the answers to any of these questions change at any point in the future, or, developments arise indicating that such answers may change arise (for example, if the company issues (or announces the issuance of) any securities, or engages (or announces its plans to engage) in any merger or acquisition discussions with a Public Issuer, etc.), you will immediately notify the Chief Legal Officer / Chief Compliance Officer or Senior Corporate Counsel of any such changes.

6. Does the information you are receiving relate to claims into a bankrupt, insolvent or liquidating entity?

a. If YES to Question 6, is the information limited to the specific claim only?

b. If NO to Question 6(a), do you have any reasonable, good faith basis to believe that the information you are receiving is material to any other affiliate of the bankrupt, insolvent or liquidating entity?

In any event, upon receiving any nonpublic information concerning any trading instrument that has not already been approved pursuant to the policies and procedures outlined in this Code of Ethics, in any instance, particularly in the bank loan context, the Employee must notify the Chief Legal Officer / Chief Compliance Officer that nonpublic information has been received, whether the information concerns any publicly traded security, and the names of all companies (public or private) that the information concerns. The Chief Legal Officer / Chief Compliance Officer will then determine which companies are to be placed or updated in the Restricted List, and which are to be placed or updated in the Private Issuer Database.

Both of these lists are to be maintained by the Chief Legal Officer / Chief Compliance Officer. If the Employee has notified the Chief Legal Officer / Chief Compliance Officer pursuant to the above procedures of an ongoing relationship whereby the Employee will receive nonpublic information, and all relevant companies have been placed and remain on all relevant restricted lists, the Employee need not inform the Chief Legal Officer / Chief Compliance Officer of each instance (whether by using third party provider approved by Halcyon, i.e., Intralinks, or otherwise) when the Employee receives nonpublic information.

In the event that any Employee receives or otherwise obtains any nonpublic information other than in accordance with the procedures detailed herein, the Employee must immediately notify the Chief Legal Officer / Chief Compliance Officer, who will conduct a fact-specific analysis and determine what, if any, action will be taken.

The fact that any company is included on the Restricted List or the Private Issuer Database is confidential and should not be disclosed to anyone outside Halcyon.

Halcyon may trade in bank loan products with possession of nonpublic information with the approval of the Chief Legal Officer / Chief Compliance Officer and at the discretion of the relevant Halcyon Executive Committee, and consistent with their policies and procedures.

3.	Application of the Restricted List

The following procedures apply with respect to the Restricted List:

a)	The Restricted List is maintained in Halcyon’s proprietary software system (the “Trading Platform”). When a new issuer is added to or a current issuer is removed from the Restricted List, an automated email alert will be generated with the updated Restricted List to all relevant Employees. In addition, a nightly automated email alert will be generated to all relevant Employees.

b)	All Traders must review the Restricted List, which is issued electronically daily to all relevant Employees, and no Trader may process or otherwise engage in a security transaction in an issue on the Restricted List. The Trading Platform will generate an alert to the Chief Legal Officer / Chief Compliance Officer if a trade is entered into the system involving a security on the Restricted List. In addition, as part of the process of monitoring and approving Personal Accounts (as defined in Halcyon’s personal trading policy below), the Chief Legal Officer / Chief Compliance Officer will deny approval of any personal trade involving the securities of companies on the Restricted List. Each personal trade proposal is reviewed against the Restricted List pre-trade by the Chief Legal Officer / Chief Compliance Officer prior to approval.

4.	Additional Restrictions: the Watch List

In addition to the Restricted List and Private Issuer Database, which are designed to safeguard against potential improprieties as they relate to inappropriate dissemination or other misuse of MNPI, the Chief Legal Officer / Chief Compliance Officer or Senior Corporate Counsel occasionally make determinations about whether or not to impose trading restrictions for reasons that are confidential. In such instances, the relevant issuer is not included on the Restricted List but rather, the trading restrictions and compliance issues concerning the relevant issuer are monitored by the Chief Legal Officer / Chief Compliance Officer and included in the Legal and Compliance Department records relating to the restrictions. A list of all such relevant issuers (the “Watch List”) is maintained by the Chief Legal Officer / Chief Compliance Officer.

III.	Personal Trading/Employee Investments

The policies and procedures of Halcyon regarding personal trading by Employees are intended to reduce the risk of unlawful trading or potential distraction and to align incentives properly.

A.	Transactions and Securities Covered

Pursuant to this policy, Employees and their (i) spouses or registered domestic partners (excluding a spouse with a valid separation agreement or divorce decree or an unmarried cohabitant), (ii) children under the age of 21 who live with the Employee, (iii) children under the age of 18 who do not live with the Employee and/or (iv) relatives or other individuals living with the Employee or for whose support the Employee is materially responsible, including college graduates receiving material support from an Employee parent or guardian, but excluding, in all cases, college students who do not live primarily with the Employee, ((i)-(iv), collectively, “Related Persons”) are prohibited from transacting in or directing transactions (whether buying or selling or holding on a long- or short-term basis) in Covered Securities (as defined below) (such transacting or directing, “Discretionary Personal Trading”), as of the effective date of this policy (“Policy Effective Date”)9, except to the extent described herein or otherwise authorized in writing by the Chief Legal Officer / Chief Compliance Officer. For the avoidance of doubt, Discretionary Personal Trading does not include transactions in accounts over which Employees or Related Persons do not have management authority (e.g., that are managed by a trustee or third-party discretionary manager); provided, however, that Employees or Related Persons may not (a) direct such trustees or third-party discretionary managers to make any particular purchases or sales of securities, (b) suggest that such trustees or third-party discretionary managers make any particular purchase or sales of securities, or (c) consult with such trustees or third-party discretionary managers as to the particular allocation of investments to be made.

Employees and Related Persons may maintain accounts holding Covered Securities acquired prior to the relevant Employee’s employment by the relevant Management Company or prior to the Policy Effective Date. Employees and Related Persons may sell out of positions in such accounts holding Covered Securities only by submitting a Personal Transaction Approval Request, in accordance with Sections C and D below, to the Chief Legal Officer / Chief Compliance Officer, who must first approve the proposed transaction. No liability will accrue to Halcyon as a result of any losses that may be incurred by such exit or liquidation.

The term “Covered Securities” refers to:

1.	debt and equity securities (including securities offered in initial public offerings and private placements, as well as real estate investment trusts (REITs));

2.	options, warrants, swaps or other derivative products; fixed-income, commodities, indices or currencies;

3.	futures and forward contracts;

[9]	The Policy Effective Date was November 1, 2014.

4.	personal investments in a non-Halcyon private partnership or other private entity that employs an investment strategy or style substantially similar to that of an Advisory Client; and

5.	all securities defined as such under the Advisers Act.

Employees and Related Persons who, in certain limited instances, obtain pre-approval of the Chief Legal Officer / Chief Compliance Officer to purchase a Covered Security must hold any such Covered Security for at least 30 consecutive calendar days from the date of such purchase.

The term “Covered Security” does not include the following, which are referred to as “Exempt Transactions”:

1.	bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt obligations, including repurchase agreements (where the term “high-quality short-term debt obligation” means any instrument having a maturity at issuance of less than 366 days and that is rated in one of the highest two rating categories by a nationally recognized statistical rating organization, or that is unrated but is of comparable quality);

2.	direct obligations of the U.S. government (e.g. treasury securities);

3.	shares issued by money market funds;

4.	shares of registered open-end U.S. mutual funds and registered unit investment trusts; and

5.	direct investments in physical real estate.

For the avoidance of doubt, Employees and Related Persons may engage in Discretionary Personal Trading in Exempt Transactions.

In addition, Employees and Related Persons may engage in Discretionary Personal Trading in “Reportable Securities” (as defined below). “Reportable Securities” include:

1.	Exchange Traded Funds (ETFs);

2.	municipal bonds;

3.	shares of closed-end funds (including closed-end mutual funds);

4.	dividend reinvestment plans (DRIPs) in investments made prior to employment with Halcyon or prior to this Personal Trading Policy being enacted;

5.	investments in Halcyon vehicles (including any Registered Investment Company for which Halcyon acts as investment adviser);

6.	foreign unit trusts and foreign mutual funds not traded on a U.S. exchange; and

7.	investments in: (i) private partnerships or other private entities which are completely under the management of third-party investment advisers (including, without limitation, funds allocated by Halcyon to outside investment advisers without retaining any investment discretion) and which do not employ an investment strategy or style similar to that of an Advisory Client, or (ii) all forms of limited partnership and limited liability company interests, including interests in private investment funds, and shares of privately-held companies that are not engaged in money management, in each case that are not covered by the definition of Exempt Transactions.

Reports and information regarding any Personal Accounts (as defined below) for which an Employee or Related Person transacts in Reportable Securities must be provided as described in Section B below. Employees or Related Persons may only engage in Discretionary Personal Trading with respect to Items 3 (solely with respect to private placements) 5 and 7 above upon pre-approval from the Chief Legal Officer / Chief Compliance Officer after submitting a Personal Transaction Approval Request related to such investments. Any exception to these personal trading policies and procedures must be approved by the Chief Legal Officer / Chief Compliance Officer. To the extent that this policy may pose an undue burden on a Related Person (e.g., a spouse is employed in the investment management industry), the Employee should discuss the issue with the Chief Legal Officer / Chief Compliance Officer.

B.	Disclosure of Personal Accounts

All Employees are required to notify the relevant Management Companies of all of the following types of brokerage or similar accounts (each a “Personal Account”).

1.	Accounts in an Employee’s name;

2.	Accounts in the name of any Related Person;

3.	Accounts in which an Employee or any Related Person has a direct or indirect beneficial interest, unless such accounts are managed by a third party and Employee has certified to; and

4.	Accounts, to an Employee’s knowledge, (i) which an Employee or any Related Person directly or indirectly controls, or (ii) in which an Employee or Related Person has any direct or indirect beneficial ownership (whether or not such Employee or Related Person exercises management authority over such Personal Account).

A person is deemed to have beneficial ownership of a Personal Account if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from such account.

All new Employees must obtain copies of the most recent account statements for each of their Personal Accounts and complete a “Personal Account Listing Questionnaire,” see Exhibit C hereto, within the first ten days of employment and provide them to the Chief Legal Officer / Chief

Compliance Officer. All Employees must complete a “Personal Accounts and Holdings Certification,” attached as Exhibit H hereto, on an annual basis. The Chief Legal Officer / Chief Compliance Officer must be notified of any opening or closing of a Personal Accounts during employment tenure at Halcyon. Employees must obtain approval from the Chief Legal Officer / Chief Compliance Officer prior to the opening of a new Personal Account and request from the Chief Legal Officer / Chief Compliance Officer a letter to the broker requesting duplicate copies of all new account documentation. Employees may only open new accounts with brokers who are willing to provide such duplicates in electronic (as opposed to hardcopy) format. For the Approved Personal Trading Broker Accounts List, see Exhibit D hereto. Halcyon’s authorization for the opening of any new Personal Account will take into consideration this factor. We have prepared a “Broker Notification Letter,” also known as a “407 letter,” attached as Exhibit I hereto, to facilitate this notice requirement.

C.	Confirmations and Periodic Account Statements

Copies of confirmations of all personal transactions and any other information reflecting account or transactional account activity (including periodic account statements) involving Personal Accounts must be provided electronically to the vendor specified in Exhibit I (the “Vendor”), and such copies will be reviewed by the Chief Legal Officer / Chief Compliance Officer.

Please notify (and where applicable, arrange to have your Related Persons notify) the broker(s) or person(s) handling your Personal Account(s) to add the Vendor10 to the confirmation and account statements. This requirement applies to all Personal Accounts, including accounts with respect to which investment discretion has been granted to a third party broker or investment adviser. In addition, the Chief Legal Officer / Chief Compliance Officer may request duplicate confirmations and statements from the broker via a 407 letter.

Please note that all confirmations and other information relating to personal transactions will be treated as highly confidential and will be accessible only by the Vendor, the Chief Legal Officer / Chief Compliance Officer and other authorized personnel having a valid regulatory compliance purpose in obtaining such information.

D.	Approval Requirement

All proposed personal transactions involving Personal Accounts (other than Exempt Transactions and certain Reportable Securities that do not require pre-approval by the Chief Legal Officer / Chief Compliance Officer) and all proposed personal transactions involving initial public offerings or private placements of securities must be approved electronically via the Vendor by the Chief Legal Officer / Chief Compliance Officer prior to execution (“Personal Transaction Approval Requests”). These Personal Transaction Approval Requests will be reviewed as promptly as practicable, and a record of each Personal Transaction Approval Request and response will be maintained by the Vendor. You must obtain approval for every securities transaction in a Personal Account (other than Exempt Transactions and certain Reportable Securities that do not require preapproval by the Chief Legal Officer / Chief Compliance Officer), even if you received approval for the original purchase or sale of the same security or had purchased or sold the securities prior to joining Halcyon.

[10]	Compliance Science, Attn: Halcyon Account Manager, PO Box 1572, New York, NY 10010.

Approved transactions must be submitted for execution promptly. Approval is valid only for the specific transaction described in the Personal Transaction Approval Request and for which approval is granted. If for any reason the transaction for which approval is obtained is not executed on the day approval was granted, personnel must again seek approval for the transaction prior to execution on another day with the exception of private placements.

Halcyon has the right to deny or withdraw approval for a personal transaction at any time. The fact that approval for a personal transaction is granted or denied is highly confidential and should not be disclosed by Employees to anyone inside or outside Halcyon. Employees should not engage in discussions as to the reasons for the grant or denial of approval.

E.	Duplication of Client Transactions

No Employee will effect a transaction in a Personal Account (other than a transaction in an account over which neither you nor any Related Person has any control or discretion (a “Non-Discretionary Account”)) on the day before, the same day or the day after a day (the “Three Day Rule”) when Halcyon is purchasing and/or selling that same security on behalf of an Advisory Client; provided, however, that (i) immediately following the liquidation of a position by Halcyon, Employees are permitted to transact in such security without the Three Day Rule restriction, and (ii) on a case by case basis, the Chief Legal Officer / Chief Compliance Officer may consider and, if appropriate, authorize a trade request in which an Employee wishes to transact within the Three Day Rule in a security of an issuer which has also been the subject of a transaction by Halcyon where it is determined that conflicts are not inherent (e.g., where Halcyon becomes a stockholder in a company and an Employee seeks to become a bondholder in the company, or vice versa). Any such Personal Account transactions occurring during this three-day blackout period that have not been so excepted will be unwound. If an Advisory Client has a pending buy or sell order in a security, any trade in the same security for a Personal Account must not be effected until all pending client orders have been fully executed or withdrawn.

F.	Violations

If Halcyon learns that an Employee has an undisclosed personal account for him/herself or a Related Person which he or she is obligated to report, or that, after the Policy Effective Date, an Employee has transacted, transacts, or caused transaction(s) in Covered Securities in violation of these policies and procedures, such Employee may be forced to exit or liquidate any related position, or cause such position to be exited or liquidated, immediately upon the instruction of the Chief Legal Officer / Chief Compliance Officer.

The foregoing violations and/or any other violations of this policy are subject to disciplinary action, up to and including dismissal for cause.

IV.	Record Retention Policy

Section 204 of the Advisers Act requires investment advisers to keep certain “true, accurate and current” records and make available and disseminate certain reports that the SEC deems necessary or appropriate in the public interest or for the protection of investors. Rule 204-2, as amended (“Rule 204-2”), adopted under Section 204 has the underlying purpose of protecting the investing public.

In accordance with Rule 204-2 and Rule 17j-1 under the Investment Company Act of 1940 (for which compliance with Rule 17j-1 is required solely with respect to accounts that are Registered Investment Companies), Halcyon will retain copies or records, as appropriate, of:

1.	The Code of Ethics;

2.	Any violations of the Code of Ethics and actions taken as a result of any such violations;

3.	Employee’s written acknowledgment of receipt of the Code of Ethics;

4.	For personal accounts:

a)	Names of Employees,

b)	Holding and transaction reports of Employees, and

c)	Records of decisions approving employee acquisition of securities in private placements; and

5.	Other books and records. For a comprehensive list of Required Books and Records, see Exhibit F.

The standard retention period required for books and records under Rule 204-2 is not less than five years from the end of the last fiscal year in which an entry on a record is made. For the first two years, records must be kept at the offices of Halcyon. Additionally, in accordance with the requirements of Rule 31a-2 under the 1940 Act, a Registered Investment Company is required to preserve for six years from the end of the last fiscal year in which an entry on a record is made (the first two years in an easily accessible place) all records described in Rule 31a-1(b)(1)-(4) under the 1940 Act. Because of these conflicting retention requirements, Halcyon will preserve all relevant records for a period of six years from the end of the last fiscal year in which an entry on a record is made (the “Record Retention Period”). All records that are maintained electronically must be kept in a manner that allows the records to be arranged and indexed. See Exhibit F, Required Books and Records.

It is unlawful for any documents, emails, electronic documents, voicemail messages, text messages, relevant social media postings or other documents or other relevant information to any pending or potential litigation to be destroyed in anticipation, or in the midst of any federal, state, or local governmental investigation or proceeding.

Exhibits

A.	Initial Certification of Compliance

B.	Annual Certification of Compliance

C.	Personal Account Listing Questionnaire

D.	Approved Personal Trading Broker Accounts List

E.	Management Companies List

F.	Required Books and Records

G.	Private Information Disclosure

H.	Personal Accounts and Holdings Certification

I.	Broker Notification Letter

J.	Quarterly Non-Discretionary Accounts Certification

Exhibit A – Initial Certification of Compliance*

*	Sample Certification from Compliance Science

Employee Name:	Account, Test
Certification /Form Name:	Initial Certification of Compliance
This Certification / Form text was updated on Thursday, January 21, 2016.

Note:

By clicking submit, I hereby acknowledge that I have received and read the Compliance Manual, which includes the Code of Ethics, Compliance Policies and Procedures and Employee Handbook (and where relevant, the UK Employee Handbook) of Halcyon. I also acknowledge that I understand the policies and procedures set forth in the Compliance Manual, including, but not limited to, policies regarding the Statement of Ethics, procedures for reporting violations of the Compliance Manual, confidentiality, protection of material nonpublic information, personal trading, and document retention, and I agree to abide fully by them, as well as any additional policies and procedures that may be adopted in the future by Halcyon.

Halcyon expects all Employees to guard confidential information acquired during their association with Halcyon. As part of that responsibility, Halcyon prohibits Employees from trading securities while in possession of material nonpublic information relating to the issuer of those securities. These restrictions are outlined in Section II: “Protection of Material Nonpublic Information” of the Code of Ethics.

There are significant individual and employer penalties associated with insider trading. Apart from disgorgement of profits gained or losses avoided, an individual convicted of insider trading or related charges may face a civil penalty. Additionally, individual criminal penalties may include a fine, order of restitution, and/or a jail term. Similarly, employers face stringent penalties if they knowingly or recklessly disregard Employee conduct constituting insider trading.

The Code of Ethics establishes a framework for Employees’ securities trading that limits the risk of such penalties. Employees are subject to the following obligations, among others:

1) A requirement to report immediately to the Chief Legal Officer / Chief Compliance Officer the receipt of material nonpublic information about a publicly traded company.

2) A pre-trade approval requirement for all covered personal and Related Person (as defined in Section III.A of the Code of Ethics) transactions.

By clicking submit, I acknowledge that I have reviewed the Information Protection and Privacy Policies of Halcyon and understand these policies and agree to be bound by them.

By clicking submit, I understand that any violation of the policies and procedures contained in the Compliance Manual may result in disciplinary action, including dismissal for cause, as well as civil and criminal liability, and that Halcyon may initiate or cooperate in proceedings resulting in such penalties.

By clicking submit, I understand that the policies and procedures in the Compliance Manual may be added to, deleted or changed by Halcyon at any time. I hereby further acknowledge that I will attend the mandatory Annual Compliance Training and that I have attended the New Hire Compliance Training.

CERTIFICATION / FORM NOT

COMPLETED

Exhibit B – Annual Certification of Compliance*

*	Sample Certification from Compliance Science

Employee Name:	Account, Test
Certification / Form Name:	Annual Certification of Compliance
This Certification / Form text was updated on Thursday, February 11, 2016

Note:

By clicking submit, I hereby acknowledge that I have received and read the Compliance Manual, which includes the Code of Ethics, Compliance Policies and Procedures and Employee Handbook (and where relevant, the UK Employee Handbook) of Halcyon. I also acknowledge that I understand the policies and procedures set forth in the Compliance Manual, including the Code of Ethics, Compliance Policies and Procedures and Employee Handbook (and where relevant, the UK Employee Handbook), including, but not limited to, policies regarding the Statement of Ethics, procedures for reporting violations of the Code of Ethics, confidentiality, protection of material nonpublic information, personal trading, and document retention, and I agree to abide by them fully, as well as any additional policies and procedures that may be adopted in the future by Halcyon and/or the relevant Management Companies. I certify that I have followed these policies and procedures in the past and will continue to do so in the future.

Halcyon expects all Employees to guard confidential information acquired during their association with Halcyon. As part of that responsibility, Halcyon prohibits Employees from trading securities while in possession of material nonpublic information relating to the issuer of those securities. These restrictions are outlined in Section II: “Protection of Material Nonpublic Information” of the Code of Ethics.

There are significant individual and employer penalties associated with insider trading. Besides disgorgement of profits gained or losses avoided, a convicted insider trader may face a civil penalty. Individual criminal penalties may include a fine and/or a jail term. Similarly, employers face stringent penalties if they knowingly or recklessly disregard Employee conduct which constitutes insider trading.

The Code of Ethics establishes a framework for Employees’ securities trading that limits the risk of such penalties. Employees are subject to the following obligations, among others:

1) A requirement to report immediately to the Chief Legal Officer / Chief Compliance Officer the receipt of material nonpublic information about a publicly traded company.

2) A pre-trade approval requirement for all covered personal and Related Person (as defined in Section III.A of the Code of Ethics) transactions.

By clicking submit, I acknowledge that I have reviewed the Information Protection and Privacy Policies of Halcyon, understand these policies, and have and will continue abided by them.

By clicking submit, I understand that any violation of the policies and procedures contained in the Compliance Manual may result in disciplinary action, including dismissal for cause, as well as civil and criminal liability and that Halcyon may initiate or cooperate in proceedings resulting in such penalties.

By clicking submit, I understand that the policies and procedures in the Compliance Manual may be added to, deleted or changed by Halcyon at any time. I hereby further acknowledge that I have attended the mandatory Annual Compliance Training.

CERTIFICATION / FORM NOT

COMPLETED

Exhibit C – Personal Account Listing Questionnaire*

*	Sample Certification from Compliance Science

Employee Name:	Account, Test
Certification / Form Name:	Personal Account Listing Questionnaire
This Certification / Form text was updated on Thursday, February 11, 2016

Note:

As directed below, provide the information requested for every brokerage or similar account (each, a “Personal Account”) over which you (or the person(s) referred to in clauses (ii) through (v) below) (a) have direct or indirect influence or control (each, a “Discretionary Personal Account”) or (b) have no management authority but in which you or the person(s) referred to in clauses (ii) through (v) below have a beneficial interest (each, a Non-Discretionary Personal Account”), and, in each case, in which transactions in securities or other investments may be effected by or on behalf of:

(i) you,

(ii) your spouse or registered domestic partner (excluding those with a valid separation agreement or divorce decree or an unmarried cohabitant),

(iii) children under the age of 21 who live with you,

(iv) children under the age of 18 who do not live with you, and/or,

(v) relatives or other individuals living with you or for whose support you are materially responsible, including college graduates receiving material support from you as a parent or guardian but excluding, in all cases, college students who do not live primarily with the Employee.

If you have no Personal Accounts, please indicate “no” in the appropriate places on the form provided below.

For each Discretionary Personal Account, please provide the Compliance Group with a copy of the most recent account statement to facilitate communication with the broker maintaining the account. Your form will not be processed unless account statements are provided.

By clicking submit, I hereby certify that the information below is a complete and accurate listing of all my Personal Accounts. I understand that I must promptly inform Halcyon of any change in this information. I have undertaken to ensure that duplicate copies of all periodic account statements, transaction confirmations and other information reflecting account or transactional activity involving Personal Accounts maintained outside Halcyon are sent directly to Compliance Science, PO Box 1572, New York NY 10010. For additional information, please see the Personal Trading Policy, attached.

CERTIFICATION / FORM NOT

COMPLETED

Personal Account Listing Questionnaire Questions

Question 1: Do you have any Discretionary Personal Accounts to disclose?

If yes, please disclose the following information for each account:

A)	Account Holder Name

B)	Name of Broker

C)	Account Number

D)	Date Account was Opened

(No response provided - A response is required for this question)

Question 2: Do you have any Non-Discretionary Personal Accounts to disclose?

If yes, please provide:

A)	Name of Broker(s)

B)	Account Number(s)

C)	Name of Account(s)

D)	Relationship(s) to trustee or third-party discretionary manager (e.g. third-party manager is an independent professional or a friend/relative) of the Personal Account

(No response provided - A response is required for this question)

Question 3: If you answered “Yes” to Question #2 above:

A)	Did you suggest that the trustee or third-party discretionary manager(s) make any particular purchase or sales of securities during the time period of January 1, 2015 through today?

B)	Did you direct the trustee or third-party discretionary manager(s) to make any particular purchase or sales of securities during the time period January 1, 2015 through today?

C)	Did you consult with the trustee or third-party discretionary manager(s) as to the particular allocation of investments to be made during the time period January 1, 2015 through today?

If yes to A, B, or C, please explain.

(No response provided - A response is required for this question)

Question 4: Do you have any investments held outside of a brokerage account to disclose (e.g. private placements)?

If yes, please disclose the following information:

A)	Name of Partnership or Entity

B)	Sponsor Company

C)	Date of Investment

D)	Name of Beneficial Owner

E)	Amount

F)	Describe the business to be conducted by the organization and if the organization is a fund, describe the investment objectives of the fund (e.g. value, growth)

(No response provided)

If you have any Discretionary Accounts that you have disclosed in Question #1, please notify the Compliance Group, who will determine if an electronic authorization form is required. Additionally, please provide the Compliance Group with a copy of the most recent statement for all Discretionary Personal Accounts.

Exhibit D – Approved Personal Trading Broker Accounts List

D-1

Employees must obtain approval from the Chief Legal Officer / Chief Compliance Officer prior to the opening of a new Personal Trading Account. Generally, employees may only open new accounts with brokers who are willing to provide duplicate statements in electronic (as opposed to hardcopy) format. The listing below includes brokers with whom Halcyon, through its vendor, Compliance Science, has established electronic data feeds. The Chief Legal Officer / Chief Compliance Officer may approve the opening of a new Personal Trading Account with other brokers; the listing below is meant for reference purposes only and may not be exhaustive.

Charles Schwab

Chase Investment Services Corp.

Citigroup

E*Trade

Fidelity

Goldman Sachs (PWM)

Interactive Brokers

JP Morgan Private Bank

Merrill Lynch

Morgan Stanley (Retail)

Oppenheimer and Company

Raymond James

ScotTrade

Stifel Financial

TDAmeritrade

UBS

Vanguard

Wells Fargo

D-2

Exhibit E – Management Companies List

Halcyon Capital Management LP

Halcyon Credit Management LP

Halcyon Event-Driven Management LP

Halcyon Special Situations Management LP

Halcyon Long Duration Recoveries Management LP

HJS Management LP

Halcyon Loan Management LLC

Halcyon Loan Investment Management LLC

Halcyon Loan Investors LP

Halcyon Management Acquisition Company LLC

Halcyon Bacchus (U.S.) Management LLC

Halcyon Loan Advisors LP

Halcyon Loan Advisors 2012-1 LLC

Halcyon Loan Advisors 2012-2 LLC

Halcyon Loan Advisors 2013-1 LLC

Halcyon Loan Advisors 2013-2 LLC

Halcyon Loan Advisors 2014-1 LLC

Halcyon Loan Advisors 2014-2 LLC

Halcyon Loan Advisors 2014-3 LLC

Halcyon Loan Advisors 2015-1 LLC

Halcyon Loan Advisors 2015-2 LLC

Halcyon Loan Advisors 2015-3 LLC

Halcyon Loan Advisors VF LLC

Halcyon Loan Advisors 2016-2 LLC

E-1

Halcyon Neptuno II Management LLC

Halcyon Arbitrage Management LP

Halcyon Arbitrage IC Management LP

Halcyon Arbitrage UCITS Management LP

Halcyon European Asset Management LLP

Halcyon Loan Advisors (UK) LLP

E-2

Exhibit F – Required Books and Records

Number	Required Record	Record Retention Period[11]
1	A journal or journals, including cash receipts and disbursements, records, and any other records of original entry forming the basis of entries in any ledger.	Six Years

2	General and auxiliary ledgers or other comparable records reflecting asset, liability, reserve, capital, income, and expense accounts.	Six Years

3	A memorandum of each order given by each Management Company for the purchase or sale of any security or other instrument, of any instruction received from an Advisory Client concerning the purchase, sale, receipt or delivery of a particular security or instrument, and of any modification or cancellation of any such order or instruction. Such memoranda should identify:	Six Years

• the terms and conditions of the order (buy or sell);

• any instruction, modification or cancellation;

• the person connected with the investment adviser who recommended the transaction to the Advisory Client;

• the person who placed the order;

• the account for which the transaction was entered;

• the date of entry;

• the bank, broker or dealer by or through which or whom executed; and

• orders entered into pursuant to the exercise of the investment adviser’s discretionary authority.

4	All check books, bank statements, cancelled checks and cash reconciliations of each Management Company.	Six Years

5	All bills or statements (or copies), paid or unpaid, relating to each Management Company’s business, including copies of Advisory Client checks or similar evidence of payment of invoices.	Six Years

[11]	The standard record retention period required for books and records under Rule 204-2 is not less than five years from the end of the last fiscal year in which an entry on the record is made. Additionally, in accordance with the requirements of Rule 31a-2 under the 1940 Act, a Registered Investment Company is required to preserve for six years from the end of the last fiscal year in which an entry on a record is made (the first two years in an easily accessible place), all records described in Rule 31a-1(b)(1)-(4) under the 1940 Act. Because of these conflicting retention requirements, Halcyon Group will preserve all relevant records for a period of six years from the end of the last fiscal year in which an entry on a record is made.

Number	Required Record	Record Retention Period
6	All trial balances, financial statements, and internal audit working papers relating to each Management Company’s business.	Six Years

7	Originals of all written communications received and copies of all written communications sent by each Management Company relating to (i) any recommendation made or proposed to be made and any advice given or proposed to be given, including research reports if used in any investment decision-making process, (ii) any receipt, disbursement or delivery of funds, securities or other instruments, or (iii) the placing or execution of any order to purchase or sell any security or other instrument; provided, however, (a) that Halcyon will not be required to keep any unsolicited market letters and other similar communications of general public distribution not prepared by or for any Management Company, and (b) that if a Management Company sends any notice, circular or other advertisement offering any report, analysis, publication or other investment advisory service to more than ten (10) persons, Halcyon will not be required to keep a record of the names and addresses of the persons to whom it was sent; except that if such notice, circular or advertisement is distributed to persons named on any list, the relevant Management Company will retain with the copy of such notice, circular or advertisement a memorandum describing the list and the source thereof. The term “communications” includes hard copy communications and electronic communications (including email).	Six Years

8	A list or other record of all accounts in which the Management Company is vested with any discretionary power with respect to the funds, securities or other instruments, or transactions of any Advisory Client.	Six Years

9	All powers of attorney and other evidences, or copies thereof, of the granting of any discretionary authority by any Advisory Client to each Management Company.	Six Years

10	All written agreements (or copies thereof) entered into by each Management Company with any Advisory Client or otherwise relating to the business of such Management Company as an investment adviser, including but not limited to offering memoranda, side letters, and fund subscriptions.	Six Years

Number	Required Record	Record Retention Period
11	A copy of each notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication that each Management Company circulates or distributes, directly or indirectly, to ten (10) or more persons, (other than persons connected with each Management Company). If such notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication recommends the purchase or sale of a specific security or other instrument and does not state the reasons for such recommendation, a memorandum of each Management Company indicating the reasons for such recommendation must be retained.	Six Years

12	(i) A copy of Halcyon’ Code of Ethics adopted and implemented that is in effect, or at any time within the past six years was in effect; (ii) a record of any violation of the Code of Ethics, and of any action taken as a result of the violation; and (iii) a record of all written acknowledgments for each person who is currently, or within the past six years was, a supervised person of Halcyon.	Six Years

13	(i) A record of each report made by an Access Person; (ii) a record of the names of persons who are currently, or within the past six years were, Access Persons of a Management Company; and (iii) a record of any decision, and the reasons supporting the decision, to approve the acquisition of securities or other instruments by any Access Persons for at least six years after the end of the fiscal year in which the approval is granted.	Six Years

Number	Required Record	Record Retention Period
14

(i) A copy of each brochure and brochure supplement, and each amendment or revision to the brochure and brochure supplement, that satisfies the requirements of Part 2 of Form ADV; any summary of material changes that satisfies the requirements of Part 2 of Form ADV but is not contained in the brochure; and a record of the dates that each brochure and brochure supplement, each amendment or revision thereto, and each summary of material changes not contained in a brochure that was given to any Advisory Client or to any prospective Advisory Client who subsequently becomes an Advisory Client.

(ii) Documentation describing the method used to compute managed assets for purposes of Item 4.E of Part 2A of Form ADV, if the method differs from the method used to compute regulatory assets under management in Item 5.F of Part 1A of Form ADV.

(iii) A memorandum describing any legal or disciplinary event listed in Item 9 of Part 2A or Item 3 of Part 2B (Disciplinary Information) and presumed to be material, if the event involved the Management Company or any of its supervised persons is not disclosed in the brochure or brochure supplement described in paragraph (a)(14)(i) of this section. The memorandum must explain the Management Company’s determination that the presumption of materiality is overcome, and must discuss the factors described in Item 9 of Part 2A of Form ADV or Item 3 of Part 2B of Form ADV.

Six Years

15	All written acknowledgements of receipt obtained from Advisory Clients, and copies of the disclosure documents delivered to Advisory Clients by solicitors in connection with any fee referral arrangement.	Six Years

16	All accounts, books, internal working papers, and any other records or documents that are necessary to form the basis for or demonstrate the calculation of the performance or rate of return of any or all Advisory Client accounts or recommendations regarding securities or other instruments in any notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication that any Management Company circulates or distributes, directly or indirectly, to ten (10) or more persons (other than persons connected with Halcyon). For managed accounts, this requirement is satisfied by retaining all of such accounts’ statements and all worksheets necessary to demonstrate the calculation of the performance or rate of return.	Six Years

Number	Required Record	Record Retention Period
17	(i) A copy of Halcyon’ policies and procedures that are in effect, or at any time within the past six years were in effect; (ii) any records documenting Halcyon’s annual review of those policies and procedures conducted; (iii) a copy of any related internal control report obtained or received.	Six Years

18	Articles of incorporation, charters, minute books, stock certificate books, and any amendments thereto, of the Management Companies and of any predecessor.	Until at least three years after termination of the enterprise

19	With respect to portfolios supervised or managed for Advisory Clients:	Six Years

• records showing separately for each such Advisory Client the securities or other instruments purchases and sold, and the date, amount and price of each such purchase and sale; and

•       information for each security or other instrument in which any such Advisory Client has a current position, information from which the investment adviser can promptly furnish the name of each such Advisory Client, and the current amount or interest of such Advisory Client.

21

Halcyon’s Proxy/Consent Policy as it may be amended from time to time; proxy or information statements (or any comparable document) received regarding Advisory Client securities or other instruments; record of votes or consents by Halcyon on behalf of their Advisory Clients; record of Advisory Client requests for voting information; all written correspondence from Halcyon to Advisory Clients in response to Advisory Client requests for voting information; any documents prepared by Halcyon that were material to making a decision about how to vote a proxy or consent, or that memorialized the basis for the decision.

The Chief Legal Officer / Chief Compliance Officer may rely upon the SEC’s EDGAR system in lieu of hard copies of the proxy or information statements (or any comparable document).

The Chief Legal Officer / Chief Compliance Officer may rely upon copies of proxy or information statements (or any comparable document) and records of proxy votes or consents that are maintained by a third party, provided that Halcyon have obtained an undertaking from the third party to provide a copy of the documents upon request.

Six Years

Number	Required Record	Record Retention Period
22	In connection with political contributions governed by Rule 206(4)-5 under the Advisers Act (“Rule 206(4)-5”), a list or other records of:	Six Years

(i)    the names, titles and business and residence addresses of all covered associates of any Management Company that provides investment advisory services to a government entity, or in connection with which a government entity is an investor in any covered investment pool to which the Management Company provides investment advisory services;

(ii)   all government entities to which the Management Companies provide or have provided investment advisory services, or which are or were investors in any covered investment pool to which any Management Company provides or has provided investment advisory services, as applicable, in the past six years (but not prior to September 13, 2010);

(iii) for any Management Company that (a) provides investment advisory services to a government entity or (b) in connection with which a government entity is an investor in any covered investment pool to which the Management Company provides investment advisory services, all direct or indirect contributions made by each such Management Company or any of its covered associates to an official of a government entity, or direct or indirect payments to a political party of a state or political subdivision thereof, or to a political action committee; provided that each record relating to such contributions and payments must be listed in chronological order and indicate (w) the name and title of each contributor, (x) the name and title (including any city/county/state or other political subdivision) of each recipient of a contribution or payment, (y) the amount and date of each contribution or payment, and (z) whether any such contribution was the subject of an exception for certain returned contributions under the applicable exemption for certain new covered associates; and

(iv)  the name and business address of each regulated person to whom the Management Companies provide or agree to provide, directly or indirectly, payment to solicit a government entity for investment advisory services on its behalf in accordance with Rule 206(4)-5(b)(2).

For purposes of this Section 22, the terms “contribution,” “covered associate,” “covered investment pool,” “government entity,” “official,” “payment,” “regulated person,” and “solicit” have the same meanings as set forth in Rule 206(4)-5.

Number	Required Record	Record Retention Period
23	Records of quarterly reviews of personal accounts records.	Six Years

24	Statements, including foreign currency statements, received from broker-dealers or other counterparties.	Six Years

25	Disclosure reports filed in connection with Sections 13F, 13G, or other regulatory filings with the SEC or foreign jurisdictions.	Six Years

26	Records of the quarterly meetings of the Broker Review Committee, including any materials distributed at meetings and the Best Execution Worksheets considered during the meeting.	Six Years

27	Records of the meetings of the Pricing Review Committee.	Six Years

28	Attendance records and copies of any material distributed at the Risk Management Committee meetings.	Six Years

29	Client Complaints and responses thereto.	Six Years

30	New Employee, Annual Employee Compliance or other Certifications required by the Compliance Group.	Six Years

31	Other books or records required to be maintained in compliance with applicable laws.	Applicable period under relevant law

Exhibit G – Private Information Disclosure

Provide information below regarding any company about which you believe you may have nonpublic information (add additional pages as needed). For guidance regarding whether information is nonpublic, please see Section II.C.5 of the Code of Ethics: “Protection of Material Nonpublic Information: Information Presumed to be “Nonpublic,” or consult with the Chief Legal Officer / Chief Compliance Officer.12

Name:

Description of Information Received:

Last Date Information Accessed:

Name:

Description of Information Received:

Last Date Information Accessed:

Name:

Description of Information Received:

Last Date Information Accessed:

[12]	Add additional pages if necessary.

Name:

Description of Information Received:

Last Date Information Accessed:

Signature:

Name:

Title:

Date:

Exhibit H – Personal Trading Accounts and Holdings Certification*

Employee Name: Account, Test
Certification / Form Name: Personal Trading Accounts and Holdings Certification
As of Date: 2/11/2016 12:00:00 AM
Note:

The information below contains every brokerage or similar account (each, a “Personal Account”) and the holdings therein which you (or the person(s) referred to in clauses (ii) through (v)) (a) have direct or indirect influence or control (each, a “Discretionary Personal Account”) or (b) have no management authority but in which you or the person(s) referred to in clauses (ii) through (v) below have a beneficial interest (each, a “Non-Discretionary Personal Account”), and, in each case, in which transactions in securities or other investments may be effected by or on behalf of:

(i) you,

(ii) your spouse or registered domestic partner (excluding those with a valid separation agreement or divorce decree or an unmarried cohabitant),

(iii) children under the age of 21 who live with you,

(iv) children under the age of 18 who do not live with you, and/or,

(v) relatives or other individuals living with you or for whose support you are materially responsible, including college graduates receiving material support from you as a parent or guardian but excluding, in all cases, college students who do not live primarily with you.

By clicking submit, I hereby certify that as of today’s date, the information below is an accurate and complete report of the Personal Accounts and the holdings therein that I am obligated to report pursuant to the section “Personal Trading/Employee Investments” of the Code of Ethics (attached). To the extent that any of my Personal Accounts do not show any holdings but there are holdings within such Personal Account, I certify that I do not hold discretionary authority over such Personal Accounts.

CERTIFICATION / FORM

NOT COMPLETED

Accounts, Holdings to be Certified

Investments Held Outside of a Brokerage Account - Account #TESTACCOUNT1

( Account Holder: Test Account )

Holding	Type	Quantity	Price	Value
SAMPLE - Sample Investment Held Outside a Brokerage Account	Other	1,000.00	$1.00 USD	$1,000.00 USD

Sample Broker - Account #TESTACCOUNT1

( Account Holder: Test Account )

Holding	Type	Quantity	Price	Value
SAMPLE - Sample Security	Other	1,000.00	$1.00 USD	$1,000.00 USD

Personal Trading Accounts and Holdings Certification Questions

Question	1: Do you have any additional Discretionary Personal Accounts or Non-Discretionary Personal Accounts to disclose?

If yes, please disclose the following information:

A)	Account Holder Name

B)	Name of Broker

C)	Account Number

D)	Date Account was Opened

E)	For Non-Discretionary Accounts, relationship(s) to trustee or third-party discretionary manager (e.g. third-party discretionary manager is an independent professional or a friend/relative)

(No response provided - A response is required for this question)

Question 2: Of the list of your Personal Accounts above, if any are Non-Discretionary Personal Accounts, please state the relationship with the trustee or third-party discretionary manager (e.g. is the third-party discretionary manager an independent professional or a friend/relative).

(No response provided - A response is required for this question)

Question 3: For all Personal Accounts that you answered “Yes” to in Question 2 above:

A)	Did you suggest that the trustee or third-party discretionary manager(s) make any particular purchase or sales of securities during the time period January 1, 2015 through today?

B)	Did you direct the trustee or third-party discretionary manager(s) to make any particular purchase or sales of securities during the time period January 1, 2015 through today?

C)	Did you consult with the trustee or third-party discretionary manager(s) as to particular allocation of investments to be made during the time period January 1, 2015 through today?

If yes to A, B, or C, please explain.

(No response provided - A response is required for this question)

Question 4: For the Discretionary Personal Accounts listed above, do you have any additional holdings to disclose?

If yes, please disclose the following information and provide broker statements:

A)	Name of Security

B)	Security Type

C)	Quantity

D)	Price

E)	Name of Broker

F)	Account Number

(No response provided - A response is required for this question)

Question 5: Have any of your Personal Accounts listed above closed, that are not marked as such?

If yes, please disclose the following information:

1)	Name of Broker

2)	Account Number

3)	Date Account Closed

(No response provided - A response is required for this question)

Question 6: Do you have any additional investments held outside of a brokerage account to disclose (e.g. private placements)?

If yes, please disclose the following information:

A)	Name of Partnership or Entity

B)	Sponsor Company

C)	Date of Investment

D)	Name of Beneficial Owner

E)	Amount

F)	Describe the business to be conducted by the organization and if the organization is a fund, describe the investment objectives of the fund (e.g. value, growth)

(No response provided - A response is required for this question)

Question 7: Have any of your investments held outside of a brokerage account, listed above, been liquidated?

If yes, please disclose the following information:

1)	Name of Private Investment

2)	Date of Liquidation

(No response provided - A response is required for this question)

Exhibit I – Broker Notification Letter

[Date]
[Broker name]
[Broker address]

To Whom It May Concern:

I am write regarding                                               ’s account with your firm. Partners and employees of Halcyon Capital Management LP and its affiliated management companies (together, “Halcyon”), are required, pursuant to Halcyon’s Code of Ethics, to provide Halcyon with information related to certain securities trading accounts. Specifically, all Halcyon partners and employees are responsible for ensuring that all of their personal trading records and those of the members of their immediate families and personal households and other related persons are provided to Halcyon.

Accordingly, we request that you provide to Halcyon’s vendor Compliance Science,1 electronic data feeds of any and all periodic account statements, transaction confirmations, and any other information or documents reflecting account or transactional activity, in the following account:

Account Number:

i/n/o:

For any accounts opened by                                                       or his/her Related Persons (as identified in Halcyon’s Code of Ethics) in the future, we also request that your firm provides Compliance Science with duplicate copies of the opening account documentation as well as the relevant records, as set forth above.

Finally, we request that you send the requested documentation directly to:

Jon Donaldson; (212)327-1533 ext. 121

JDonaldson@compliancescience.com

Attn: Compliance Science, PO Box 1572, New York, NY 10010

[1]	Compliance Science is an independent portfolio compliance monitoring service.

Please do not hesitate to contact me if you have any questions.

Truly yours,

Suzanne McDermott
Chief Legal Officer, Chief Compliance Officer,
Managing Principal
(212) 303-9498; smcdermott@halcyonllc.com

By signing below, I authorize the release of the information request above.

[Name of Employee]

Signature

Exhibit J – Quarterly Non-Discretionary Accounts Certification

J-1

Employee Name:	Account, Test
Certification /Form Name:	Quarterly Non-Discretionary Accounts Certification
As of Date:	1/21/2016

Note:

The SEC’s Division of Investment Management issued a Guidance Update on June 26, 2015, expressing its views on the applicability of Rule 204A-1 (the Code of Ethics Rule) to certain employee securities accounts. Among other things, Rule 204A-1 mandates that Registered Investment Advisers establish a written Code of Ethics that requires certain employees to report their personal securities holdings and transactions in any brokerage or similar account (each, “Personal Account”) over which they have direct or indirect influence or control. The Guidance Update specifically addresses how the Rule applies in the context of employees’ trusts and third-party discretionary accounts.

The SEC stated that the provision of management authority over an employee’s trust or account to a third party is not enough to establish that the employee has no direct or indirect influence or control over the account, which could exempt the trust or account from the reporting provisions of Rule 204A-1. This is because such an arrangement would not prevent the employee from directing the purchase or sale of investments or suggesting trades to the trustee or third-party manager. The SEC also stated that merely having conversations with the trustee or money manager could, in certain circumstances, constitute an employee exercising influence or control over the Personal Account.

Please complete the questions below regarding your Personal Accounts. By clicking submit, you certify and acknowledge that the information in this form is true and correct to the best of your knowledge and agree to promptly notify Compliance if such information becomes inaccurate in any way. If you have any questions, please contact the Legal and Compliance Department.

Question 1: Of the list of your Personal Accounts above, are there any accounts over which you do not have any management acitivty?

If yes, please indicate such accounts. Additionally, please state the relationship with the trustee or third-party discretionary manager (e.g. is the third-party discretionary manager an independent professional or a friend/relative)

(No response provided - A response is required for this question)

J-2

Question 2: Do you have any additional Personal Accounts over which you do not have any management authority?

If yes, please provide:

A)	Name of Broker(s)

B)	Account Number(s)

C)	Name on Account(s)

D)	Relationship(s) to trustee or third-party discretionary manager (e.g. third-party discretionary manager is an independent professional or a friend/relative)

(No response provided - A response is required for this question)

Question 3: For all Personal Accounts that you answered “Yes” to in Question 1 and 2 above:

A)	Did you suggest that the trustee or third-party discretionary manager(s) make any particular purchase or sales of securities during the time period January 1, 2015 through today?

B)	Did you direct the trustee or third-party discretionary manager(s) to make any particular purchase or sales of securities during the time period January 1, 2015 through today?

C)	Did you consult with the trustee or third-party discretionary manager(s) as to the particular allocation of investments to be made during the time period January 1, 2015 through today?

If yes to A, B, or C, please explain

For any Personal Accounts that you answered “Yes’ to in Question #1 or #2 above, please provide a copy of the most recent quarterly statement for all of these accounts.

Additionally, please provide the broker(s) with the attached certification template to be completed for all of these Personal Accounts. Once the letter is completed and signed, please return to Compliance.

J-3